Exhibit 5.1

OPINION OF SCHWELL WIMPFHEIMER & ASSOCIATES LLP

[SCHWELL WIMPFHEIMER & ASSOCIATES LLP LETTERHEAD]

January 10, 2013

deltathree, Inc.

26 Avenue at Port Imperial, Suite #407

West New York, New Jersey 07093

Re: deltathree, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as special counsel to deltathree Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 of 10,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) to be issued pursuant to the deltathree, Inc. Amended and Restated 2009 Stock Incentive Plan (the “Plan”) in addition the shares of the Company’s Common Stock for which a Registration Statement on Form S-8 (Registration No. 333-161312) (the “Registration Statement”) is currently effective. Our opinion is limited to the issuance of the Shares.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement as filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the form of Certificate of Incorporation of the Company, as filed with the Commission on EDGAR; (iii) the form of the Bylaws of the Company, as filed with the Commission on EDGAR; (iv) the Plan, as filed with the Commission on EDGAR and (v) certification as to certain resolutions of the Board of Directors of the Company, relating to the issuance and sale of the Shares and related matters. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

We are admitted to the bar in the State of New York, and do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, including statutory provisions thereunder as well as applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws in effect, and do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that:

The Shares to be issued by the Company under the Plan, when duly issued and delivered pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Schwell Wimpfheimer & Associates LLP